WD Appoints Manuvir Das to Board of Directors
Veteran technology executive and AI infrastructure leader brings deep expertise in enterprise AI, data infrastructure and cloud computing
SAN JOSE, Calif. – May 28, 2026 – Western Digital Corporation (Nasdaq: WDC), the storage foundation of the AI-driven data economy, today announced the appointment of Manuvir Das to its board of directors, effective May 26, 2026. Das previously held senior leadership roles at NVIDIA, Dell EMC, and Microsoft, and brings deep expertise in enterprise AI, data infrastructure, and cloud computing. He currently serves as an Operating Partner in the Digital Infrastructure group at Stonepeak Partners LP, a position he assumed in April 2025.
“Manuvir is a highly respected technology leader with a strong track record of driving innovation across some of the world’s leading AI, cloud, and enterprise infrastructure companies,” said Marty Cole, chairman, WD. “His experience helping enterprises operationalize AI at scale, combined with his deep understanding of data infrastructure and storage, will be invaluable as WD continues building the infrastructure that makes AI possible. We are excited to welcome Manuvir to the board.”
"I am honored to join WD’s board at such an important moment for the industry,” said Manuvir Das. “AI is reshaping the technology landscape and driving extraordinary growth in data creation and infrastructure investment. WD's storage infrastructure is foundational to enabling AI at scale. I look forward to working with the board and leadership team as the company continues helping customers build for the future.”
Das most recently served as Head of Enterprise Computing at NVIDIA, where he led the company’s enterprise AI strategy, launched the NVIDIA AI Enterprise software suite, and worked to make AI more accessible and production-ready for enterprise customers worldwide.
Prior to NVIDIA, Das led Dell EMC’s unstructured data storage business, overseeing the scale-out Isilon NAS platform and the scale-out ECS Object platform. Earlier in his career, he spent 14 years at Microsoft where he was an original engineering leader behind the development of Microsoft Azure.
Das earned his master’s and doctoral degrees in Computer Science from the University of Wisconsin and his bachelor’s degree in Computer Science and Engineering from the Indian Institute of Technology Bombay.
With this appointment, Western Digital's board is comprised of nine directors, eight of whom are external and independent.
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About WD
WD, also known as Western Digital, builds the storage infrastructure that powers certainty in the AI-driven data economy. At the forefront of innovation, WD partners with the world's leading hyperscalers, cloud service providers, and enterprises to enable reliable storage solutions that are proven and trusted at scale. Driven by a culture of innovation and execution, WD helps customers store, protect, and use the world's data with confidence. Follow WD on LinkedIn and learn more at  www.wd.com.